Exhibit 99.1

Alphabet Holding Company, Inc. Announces Tack-On Notes Offering

Ronkonkoma, NY, December 5, 2013 — Alphabet Holding Company, Inc. (the “Company”) today announced that it intends to commence a tack-on offering of an additional $450 million in aggregate principal amount of its 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 (the “Notes”) in a private placement, subject to revisions based on market conditions at the time of the offering.  Estimated completion of the transaction is expected to be during the Company’s first fiscal quarter.  The Company expects to use the gross proceeds of the offering to pay a cash dividend to the Company’s shareholders in the amount of approximately $439 million, to make a payment to the holders of its existing Notes in connection with the Company’s previously announced consent solicitation to amend certain provisions of the indenture governing the Notes (the “Consent Solicitation”), and to pay certain fees, commissions and related expenses related to the offering and the Consent Solicitation.  The aggregate amount of the cash dividend may increase or decrease to the extent that the actual amount of gross proceeds or fees and expenses vary from the Company’s estimates. The consummation of the offering is contingent upon the execution, delivery and effectiveness of the supplemental indenture to the indenture reflecting the amendments contemplated by the Consent Solicitation.

The notes offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company and its business. These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.

Readers are cautioned not to place undue reliance on forward-looking statements. The Company cannot guarantee future results, trends, events, levels of activity, performance or achievements. The Company does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as the Company’s current plans, estimates and beliefs.

Contact

Michael Collins
Alphabet Holding Company, Inc
Chief Financial Officer
Phone: (631) 200-6200